Exhibit 99.1

SUPER LEAGUE GAMING REPORTS RECORD THIRD QUARTER 2021 RESULTS

Quarterly Revenues up More Than 5x to $3.6 Million With Increases in All Primary Revenue Streams

Santa Monica, Calif. – (November 15, 2021) - Super League Gaming (Super League or the Company) (Nasdaq: SLGG), a global leader in video game experiences and entertainment at the intersection of the metaverse, creator economy and gameplay content, reported recent operational developments and financial results for the third quarter ended September 30, 2021.

Q3 Highlights and Recent Operational Developments

●	Revenues in the third quarter 2021 reached a record $3.6 million, up 402% compared to Q3 2020 with increases in all primary revenue streams.
●	Advertising and sponsorships revenue increased 689% over the prior year quarter to $2.4 million.
●	Balance sheet remains solid with $24.5 million of cash on hand as of September 30, 2021, and no debt.
●	Our platform serves 1.1 million creators with tools and economies, attracts 70 million monthly active players, and is on track to surpass 10 billion views in 2021.
●	Successfully completed the acquisition of Bannerfy, a creator monetization and intelligent technology platform, expanding our advertising and sponsorship partner base.
●	Acquired Bloxbiz, the first independent in-game advertising platform designed for Roblox, enabling advertisers to reach young gamers at scale and deepening our commitment to the metaverse.
●	Won the 2021 Tempest Award for Best Diversity and Inclusion Initiative for Super League Arena Galentine’s Games.
●	Advanced our partnership with Screenvision Media including the launch of Super League Spotlight, a series showcasing best in-game play highlights to movie theater audiences.

Management Commentary

“In the third quarter, we made tremendous progress expanding our metaverse footprint and audience reach while growing our topline revenue to a new quarterly record,” said Ann Hand, Chief Executive Officer of Super League Gaming. “We recently made two important acquisitions, Bannerfy and Bloxbiz, adding to our talented creator base as well as their coveted audiences.  We like the advertising trends as well – advertisers are valuing our ability to connect them with young and core gamers with premium in-game and in-stream ad units, leading to an increase in both repeat advertising buys and average advertising deal size.  In fact, we have quadrupled our pipeline in the last six months and can now reach 70 million monthly active players and one-third of all Roblox users.  Yet, we have only just begun to absorb and optimize this ad inventory, which is seeing real-time explosive growth. So, we have so much rich opportunity ahead for growth. As we sharpen our focus on the key mega trends – the supremacy of the metaverse, the democratization of content creation and the emergence of creator and player-based economies – we are well-positioned as a modern, scalable platform for advertisers and a home for creators who wish to turn their passion into their livelihood.”

Third Quarter 2021 Financial Results

Revenues in the third quarter of 2021 increased 402% to $3.6 million compared to $718,000 in the comparable prior year quarter. Advertising and sponsorships revenues comprised 65% of revenues for the third quarter of 2021 as compared to 42% for the comparable prior year quarter and increased 689% due to an increase in revenue generating customers, driven in part by a full quarter of integrating Mobcrush advertising products and inventory with our advertising platform for our sales team to market to brands and advertisers, and higher average revenue per customer. Content sales revenues comprised 17% of revenues for the third quarter of 2021 as compared to 53% for the comparable prior year quarter and increased 63% due to an increase in our live stream, remote production, broadcast and gameplay-related content sales activities. Content sales includes the syndication and licensing of original programming content, user generated content, including online gameplay and gameplay highlights, and the creation of content for third parties utilizing our Virtualis remote production and broadcast technology. Direct-to-consumer revenues comprised approximately 17% of revenues for the third quarter of 2021, as compared to 6% for the comparable prior year quarter, and increased 900% primarily due to digital goods sales revenues within our Mineville and Pixel Paradise Minecraft server digital properties.

Third quarter 2021 cost of revenue increased to $2.3 million compared to $327,000 in the comparable prior year quarter due primarily to the increase in related revenues. As a percent of revenue, gross profit in the third quarter of 2021 was 38% compared to 54% in the prior year quarter. The increase in cost of revenues was primarily due to the impact of lower margin Mobcrush-related ad product revenues recognized in the third quarter of 2021. The company expects gross margin to increase in the future as it continues to absorb and then optimize the significant increase in premium advertising inventory resulting from recent acquisitions.

Total operating expense in the third quarter of 2021 was $8.3 million compared to $4.7 million in the comparable prior year quarter. The change was primarily due to an increase in personnel costs associated with the acquisition of Mobcrush and the integration of 26 former Mobcrush employees effective June 1, 2021, an increase in cloud services and other technology platform costs related to the surge in engagement across our digital properties since the prior year period, including incremental additional cloud services and platform costs related to Mobcrush, an increase in noncash amortization of intangibles acquired in connection with the acquisition of Mobcrush totaling $817,000, and professional fees expenses incurred in connection with our acquisition-related activities in the quarter. Non-cash stock compensation charges for the third quarter of 2021 totaled $636,000 compared to $470,000 in the third quarter of 2020.

On a GAAP-basis, which includes the impact of noncash charges and credits, net loss in the third quarter of 2021 was $7.0 million or $(0.20) per share, compared to a net loss of $4.3 million or $(0.36) per share in the comparable prior year quarter. The weighted average diluted share count for the third quarter of 2021 was 35.5 million compared to 12.1 million for the third quarter of 2020. The weighted average diluted share count for the second quarter of 2021 reflects the issuance of 12,067,571 shares of the Company’s common stock to the former shareholders of Mobcrush as merger consideration in the all-common stock transaction, which closed on June 1, 2021.

Proforma net loss for the third quarter of 2021, which excludes the impact of certain noncash charges and credits, was $5.5 million, or $(0.15) per share, compared to a proforma net loss of $3.8 million, or $(0.32) per share in the comparable prior year quarter.

Liquidity

As of September 30, 2021, the Company had cash of $24.5 million and no debt, compared to $31.5 million and no debt as of June 30, 2021.

Conference Call

The Company will hold a conference call today, November 15th, at 5:00 p.m. Eastern time to discuss its third quarter 2021 results and provide a business update.

Date: Monday, November 15, 2021

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: (866) 987-6716

International dial-in number: (630) 652-5945

Conference ID: 4098995

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.SuperLeague.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through 8:00 p.m. Eastern time on November 22, 2021.

Toll-free replay number: (855) 859-2056

International replay number: (404) 537-3406

Replay ID: 4098995

About Super League Gaming

Super League Gaming (Nasdaq: SLGG) is a leading metaverse and creator economy platform at the intersection of gaming and pop culture focused on tools and offerings that empower creators, energize players, and entertain fans. The company’s solutions provide incomparable access to an audience consisting of players in the largest global metaverse environments, fans of hundreds of thousands of gaming influencers, and viewers of gameplay content across major social media and digital video platforms. Fueled by proprietary and patented technology systems, the company’s creator-centric offerings include content tools that power live stream multicasting, a leading metaverse advertising platform, a social media banner monetization platform, and a virtual cloud-based video production division, Virtualis Studios. Combined with vibrant in-game Minecraft communities, a network of highly viewed channels and original shows on Instagram, TikTok, Snap, YouTube, and Twitch, and an award-winning esports invitational tournament series, Super League’s properties deliver powerful opportunities for brands and advertisers to achieve impactful marketing outcomes with gamers of all ages. For more, go to superleague.com.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about our possible or assumed business strategies, potential growth opportunities, new products and potential market opportunities. Risks and uncertainties include, among other things, our ability to implement our plans, forecasts and other expectations with respect our business; our ability to realize the anticipated benefits of events that took place during and subsequent to the quarter ended September 30, 2021, including the possibility that the expected benefits, particularly from our recent acquisitions, will not be realized or will not be realized within the expected time period; unknown liabilities that may or may not be within our control; attracting new customers and maintaining and expanding our existing customer base; our ability to scale and update our platform to respond to customers’ needs and rapid technological change; increased competition on our market and our ability to compete effectively; and expansion of our operations and increased adoption of our platform internationally. Additional risks and uncertainties that could affect our financial results are included in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020 and other filings that we make from time to time with the Securities and Exchange Commission which, once filed, are available on the SEC’s website at www.sec.gov. In addition, any forward-looking statements contained in this communication are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Information About Non-GAAP Financial Measures

As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our financial statements included in our annual and quarterly reports filed with the SEC, which financial statements are prepared and presented in accordance with GAAP, this earnings release includes proforma net loss, a financial measure that is considered a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use proforma net loss, proforma earnings per share (EPS) and other non-GAAP financial measures for internal financial and operational decision-making purposes and to evaluate period-to-period comparisons of the performance and results of operations of our business. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash stock compensation charges, non-cash amortization of non-cash intangible asset charges, and non-recurring, non-cash credits, that may not be indicative of our recurring core business operating results. These non-GAAP financial measures also facilitate management’s internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Proforma Net Loss and EPS. We define Proforma Net Loss as net loss calculated in accordance with GAAP, but excluding non-cash stock compensation charges, non-cash amortization of non-cash intangible assets, and non-recurring, non-cash credits.. Proforma EPS is defined as Proforma net income divided by the weighted average outstanding shares, on a fully diluted basis, calculated in accordance with GAAP, for the respective reporting period.

Due to the inherent volatility in stock prices, the use of estimates and assumptions in connection with the valuation and expensing of share-based awards and the variety of award types that companies can issue under FASB ASC Topic 718, management believes that providing a non-GAAP financial measure that excludes non-cash stock compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

Due to the use of estimates and assumptions pursuant to the guidance set forth in FASB ASC Topic 805 in connection with the valuation of assets acquired and liabilities assumed in connection with business combinations, for merger and acquisition transactions that include the issuance of common stock as all or a component of the purchase consideration, management believes that providing a non-GAAP financial measure that excludes non-cash amortization related to these assets acquired allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

There are several limitations related to the use of proforma net loss and EPS versus net loss EPS calculated in accordance with GAAP. For example, non-GAAP net loss excludes the impact of significant non-cash stock compensation and debt related interest charges that are or may be recurring, and that may or will continue to be recurring for the foreseeable future. In addition, non-cash stock compensation is a critical component of our employee compensation and retention programs and the cost associated with common stock issued in connection with mergers and acquisitions is a critical component of the cost of those acquisitions over the useful lives of the related intangible assets acquired. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net loss and evaluating non-GAAP net loss in conjunction with net loss and EPS calculated in accordance with GAAP.

The accompanying table below titled “Reconciliation of GAAP to Non-GAAP Financial Information” provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

Investor Relations:
Cody Slach and Sophie Pearson
Gateway Investor Relations
(949) 574-3860
SLG@GatewayIR.com

Media Contact:
Gillian Sheldon

(213) 718-3880

Gillian.Sheldon@superleague.com

SUPER LEAGUE GAMING, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Cash	$24,512,000	$7,942,000
Accounts receivable	3,598,000	588,000
Prepaid expenses and other current assets	1,210,000	837,000
Total current assets	29,320,000	9,367,000

Property and Equipment, net	113,000	138,000
Intangible and Other Assets, net	23,305,000	1,907,000
Goodwill	46,125,000	2,565,000
Total assets	$98,863,000	$13,977,000

Liabilities
Accounts payable and accrued expenses	$4,100,000	$1,829,000
Deferred Revenue	154,000	-
Convertible Debt, net	-	-
Deferred taxes	-	-
Total current liabilities	4,254,000	1,829,000

Long-term note payable	-	1,208,000
Deferred tax liability	551,000
Total Liabilities	4,805,000	3,037,000

Stockholders’ Equity
Common Stock	45,000	25,000
Additional paid-in capital	212,172,000	115,459,000
Accumulated deficit	(118,159,000)	(104,544,000)
Total stockholders’ equity	94,058,000	10,940,000
Total liabilities and stockholders’ equity	$98,863,000	$13,977,000

SUPER LEAGUE GAMING, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

REVENUE	$3,605,000	$718,000	$5,478,000	$1,285,000
COST OF REVENUE	(2,250,000)	(327,000)	(3,125,000)	(560,000)

GROSS PROFIT	1,355,000	391,000	2,353,000	725,000

OPERATING EXPENSES
Selling, marketing and advertising	2,818,000	1,476,000	6,236,000	4,005,000
Engineering, Technology and Development	3,113,000	1,430,000	7,215,000	5,109,000
General and administrative	2,397,000	1,782,000	6,814,000	5,615,000
Total operating expenses	8,328,000	4,688,000	20,265,000	14,729,000

NET OPERATING LOSS	(6,973,000)	(4,297,000)	(17,912,000)	(14,004,000)

OTHER INCOME (EXPENSE)
Interest expense	-	(3,000)	(5,000)	(5,000)
Other	4,000	2,000	1,224,000	17,000
OTHER INCOME (EXPENSE)	4,000	(1,000)	1,219,000	12,000

LOSS BEFORE BENEFIT FROM INCOME TAXES	(6,969,000)	(4,298,000)	(16,693,000)	(13,992,000)

BENEFIT FOR INCOME TAXES	5,000	-	3,078,000	-

NET LOSS	$(6,964,000)	$(4,298,000)	$(13,615,000)	$(13,992,000)

Net loss attributable to common stockholders - basic and diluted
Basic and diluted loss per common share	$(0.20)	$(0.36)	$(0.49)	$(1.39)
Weighted-average number of shares outstanding, basic and diluted	$35,530,759	$12,063,778	$27,571,287	$10,084,002

SUPER LEAGUE GAMING, INC.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

GAAP net loss	$(6,964,000)	$(4,298,000)	$(13,615,000)	$(13,992,000)
Add back:
Non-cash stock compensation	636,000	472,000	1,609,000	1,570,000
Non-cash amortization of intangibles	846,000		1,149,000
Noncash benefit for income taxes	(5,000)		(3,078,000)
Other noncash items	-	-	(1,213,000)	413,000
Proforma net loss	$(5,487,000)	$(3,826,000)	$(15,148,000)	$(12,009,000)

Pro forma non-GAAP net earnings (loss) per common share — diluted	$(0.15)	$(0.32)	$(0.55)	$(1.19)
Non-GAAP weighted-average shares — diluted	35,530,759	12,063,778	27,571,287	10,084,002

SUPER LEAGUE GAMING, INC.

CONDENSED STATEMENT OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	June 30,
	2021	2020

Operating Activities
Net loss	$(13,615,000)	$(13,992,000)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	1,962,000	1,098,000
Stock-based compensation	1,609,000	1,570,000
Gain on loan forgiveness	(1,213,000)	-
Change in valuation allowance	(3,078,000)	-
Changes in assets and liabilities
Accounts Receivable	(1,664,000)	(679,000)
Prepaid Expenses and Other Assets	(225,000)	(430,000)
Accounts payable and accrued expenses	(78,000)	(125,000)
Deferred Revenue	24,000	(121,000)
Accrued interest on notes	5,000	5,000
Net Cash Used in Operating Activities	(16,273,000)	(12,674,000)

Investing Activities
Cash acquired in connection with Mobcrush Acquisition	586,000	-
Cash paid in connection with Bannerfy Acquisition, net	(496,000)	-
Purchase of property and equipment	(12,000)	(7,000)
Capitalization of software development costs	(560,000)	(877,000)
Acquisition of other intangibles	(176,000)	(104,000)
Net Cash Used in Investing Activities	(658,000)	(988,000)

Financing Activities
Proceeds from issuance of common stock, net	33,390,000	14,356,000
Proceeds from long-term note payable	-	1200000
Proceeds from stock option exercises	111,000	10,000
Net Cash Provided by Financing Activities	33,501,000	15,566,000

Net Increase in Cash for the Period	16,570,000	1,904,000
Cash at Beginning of the Period	7,942,000	8,442,000
Cash at End of the Period	$24,512,000	$10,346,000